Exhibit 99.1

SGH and Steel Dynamics confirm best and final A$32.35 share proposal1 to acquire
BlueScope Steel Ltd

FORT WAYNE, INDIANA, February 17, 2026 / PRNewswire / SGH Ltd (SGH) (ASX:SGH) and Steel Dynamics, Inc. (SDI) (NASDAQ/GS:STLD) confirm that together they have submitted a revised Non-Binding Indicative Offer (NBIO) to acquire 100% of BlueScope Steel Ltd (BSL) (ASX:BSL). The revised offer of A$32.35 per share (equivalent to A$34.00 per share prior to deductions of A$1.65, consisting of BSL’s $1.00 per share unfranked special dividend and A$0.65 unfranked interim dividend)1 represents a compelling value proposition and highly attractive premium for BSL shareholders. The increased purchase price represents SGH and SDI’s best and final offer in the absence of a superior competing proposal for all or a material part of BSL.

The consideration represents a total equity value for BSL of A$15 billion (US$11 billion) to be comprised entirely of cash.

The revised offer implies significant premiums to undisturbed trading metrics:

•	a 47% premium to BSL’s adjusted closing share price at our initial proposal[2];

•	a 14% increase to the adjusted initial proposal price of A$28.35[3];

•	a 56% premium to BSL’s 52-week volume-weighted average share price[4]; and

•	a 32% premium to BSL’s 15-year high share price[5].

As previously disclosed, if the proposal is implemented and following the transaction close, SGH would on-sell BSL’s North American operations to SDI, and SGH would retain the remaining BSL “Australia + Rest of World” operations.

The proposed acquisition is closely aligned with SGH’s stated capital allocation criteria, with an opportunity to support performance improvement through the disciplined application of the SGH operating model. SGH is uniquely positioned to be the steward of BSL’s Australia + Rest of World businesses as a leading Australian industrial platform with diversified operations across a range of businesses and a strong capital foundation.

The revised proposal continues to present a highly strategic opportunity for SDI shareholders and would uniquely complement SDI’s steel production, coating, metals recycling, and building products platforms. The proposed transaction is also closely aligned with SDI’s capital allocation and credit profile framework.

SGH and SDI look forward to productive engagement with BSL to progress our customary due diligence requirements, transaction documentation and to a successful completion of the acquisition.

[1]	Based on a pre-adjusted offer price of A$34.00 per share, reduced by A$1.65 / share for the BSL A$1.00 unfranked special dividend declared 14 January 2026 (ex-dividend date 20 January 2026) and A$0.65 unfranked interim dividend declared 16 February 2026 (ex-dividend date 20 February 2026).
[2]	Based on BSL’s closing share price of A$23.66 per share on 11 December 2025, less A$1.65 per share as described in Footnote 1.
[3]	Adjusted for dividends as described in Footnote 1.
[4]	Based on BSL’s 52-week VWAP of A$22.44 per share up to and including 11 December 2025, less A$1.65 per share as described in Footnote 1.
[5]	Based on BSL’s 15-year high of A$26.15 per share up to and including 11 December 2025, less A$1.65 per share as described in Footnote 1.

SGH Ltd | ABN 46 142 003 469

Level 30, 175 Liverpool Street, Sydney NSW 2000 | Postal Address: PO Box 745, Darlinghurst NSW 1300

Telephone +61 2 8777 7574

SGH and SDI’s NBIO is subject to customary regulatory approvals, and they do not believe there are any material obstacles in obtaining the relevant approvals. The proposal is subject to customary conditions, including completion of satisfactory due diligence, agreement of a binding scheme implementation deed, and receipt of relevant shareholder and regulatory approvals.

SGH will provide further updates to the market as material developments occur in accordance with
ASX disclosure obligations. SGH is unaware of any other matters requiring disclosure according to the ASX listing rules and confirms adherence to ASX Listing Rule 3.1. This announcement has been authorised by the SGH Board for release to the ASX and NASDAQ by SDI.

Forward-looking statements

This press release contains some predictive statements about future events. These statements, which we generally precede or accompany by such typical conditional words as “anticipate”, “intend”, “believe”, “estimate”, “plan”, “seek”, “project”, or “expect”, or by the words “may”, “will”, or “should”, are intended to be made as “forward-looking”, subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements.

Discussions with BSL in relation to the NBIO remain incomplete and ongoing. SGH and SDI have made no final decision to make a binding proposal, and notes there is no certainty that the NBIO will result in a transaction.

For investor information, please contact:	For media enquiries, please contact:

Daniel Levy - Head of IR and Communications	Robert Skeffington - FTI Consulting | +61 427 023 810
+61 2 8777 7106 | investorrelations@sghl.com.au	Robert.skeffington@fticonsulting.com; or

David A. Lipschitz - Investor Relations Director	Shane Murphy - FTI Consulting | +61 420 945 291
+1 (260) 469-4394 | investor@steeldynamics.com	Shane.murphy@fticonsulting.com

SGH Ltd | ABN 46 142 003 469

Level 30, 175 Liverpool Street, Sydney NSW 2000 | Postal Address: PO Box 745, Darlinghurst NSW 1300

Telephone +61 2 8777 7574